Exhibit 99

Joint-Filer Information

Name:	Kim D. Blickenstaff

Address:	Attn: Kim D. Blickenstaff 11045 Roselle Street, San Diego, CA 92121
Designated Filer:	Kim D. Blickenstaff
Issuer & Ticker Symbol:	Tandem Diabetes Care, Inc. (TNDM)

Date of Event Requiring Statement:	November 25, 2013

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Tandem Diabetes Care, Inc. is filed on behalf of each of the undersigned.

/s/ Kim D. Blickenstaff
Kim D. Blickenstaff

KIM BLICKENSTAFF REVOCABLE TRUST DATED APRIL 15, 2010

/s/ Kim D. Blickenstaff
Kim D. Blickenstaff, Trustee